Exhibit 3.20

MC-132579
Certificate of Incorporation on Change of Name
I DO HEREBY CERTIFY that
Modular (Foreign Holdings) Inc.
having by Special resolution dated 1st day of July Two Thousand Four changed its name, is now incorporated under name of
SMART Modular Technologies (Foreign Holdings), Inc.
Given under my hand and Seal at George Town in the Island of Grand Cayman this 7th day of July Two Thousand Four
CERTIFIED TO BE A TRUE AND CORRECT COPY
Sig. (SGD Neydis Taveras)
Neydis Taveras
Acting Assistant Registrar
Date 21 March 2005 An Authorised Officer Registry of Companies Cayman Islands, B.W.I.